UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2022

CARECLOUD, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36529	22-3832302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873
(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuatnt to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	MTBC	Nasdaq Global Market
11% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share	MTBCP	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Sixth Loan Modification Agreement

On January 27, 2022, CareCloud, Inc. and its wholly owned subsidiaries CareCloud Acquisition, Corp., CareCloud Health, Inc., CareCloud Practice Management, Corp., MTBC Acquisition, Corp., Meridian Medical Management, Inc. and medSR, Inc. (collectively, the “Company”) entered into a Sixth Loan Modification Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”) whereby SVB consented to (i) the payment of cash dividends by the Company on its future Series B Cumulative Redeemable Perpetual Preferred Stock, which is now the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”); (ii) the use of a portion of net proceeds of its public offering of shares of Series B Preferred Stock to redeem a portion of issued and outstanding shares of its 11% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”); and (iii) the potential exchange of shares of Series A Preferred Stock by holders of such preferred stock with shares of Series B Preferred Stock under certain circumstances after the redemption of Series A Preferred Stock.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit by the Company in its Quarterly Report on Form 10-Q for the period ending March 31, 2022 to be filed with the SEC.

Underwriting Agreement

On January 28, 2022, CareCloud, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with B. Riley Securities, Inc., as representative of several underwriters named therein (the “Underwriters”). Pursuant to the Underwriting Agreement, the Company agreed to issue and sell an aggregate of 1,000,000 shares of its Series B Preferred Stock in an underwritten public offering, at a price to the public of $25.00 per share, pursuant to a registration statement on Form S-3 (Registration No. 333-255094) and the accompanying prospectus filed with the Securities and Exchange Commission. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 150,000 shares of the Series B Preferred Stock (“Option”).

In the Underwriting Agreement, the Company made certain customary representations, warranties and covenants and agreed to indemnify the Underwriters against certain liabilities. The issuance and sale of the Series B Preferred Stock is expected to close on or about February 2, 2022, subject to satisfaction of customary closing conditions. After deducting underwriting fees and other offering expenses payable by the Company, the net proceeds to the Company are anticipated to be approximately $23.1 million prior to the exercise of the Option.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is included as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

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Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Seventh Amendment to Certificate of Designations of Series A Preferred Stock

On January 27, 2022, the Company filed a Seventh Amendment (the “Amendment”) to Amended and Restated Certificate of Designations, Preferences and Rights (the “Series A Certificate of Designations”) of 11% Series A Cumulative Redeemable Perpetual Preferred Stock with the Secretary of State of the State of Delaware which was effective upon filing. The Amendment decreased the number of authorized shares of Series A Preferred Stock from 6,750,000 shares to 5,350,000 shares. No other changes were made to the Series A Certificate of Designations.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is included as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Certificate of Designations of Series B Preferred Stock

On January 28, 2022, the Company filed a Certificate of Designations, Preferences and Rights (the “Series B Certificate of Designations”) of 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock with the Secretary of State of the State of Delaware which was effective upon filing. Pursuant to the Series B Certificate of Designations, the Company is authorized to issue up to 1,640,000 shares of Series B Preferred Stock.

Holders of shares of Series B Preferred Stock are entitled to receive cumulative cash dividends at a rate of 8.75% on $25.00 per share of Series B Preferred Stock per year (equivalent to $2.1875 per annum per share). Dividends will be payable monthly on the 15th day of each month (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day without adjustment in the amount of the dividend. Dividends will be payable to holders of record as they appear on the Company’s stock records for the Series B Preferred Stock at the close of business on the corresponding record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls (each, a “dividend record date”). As a result, holders of shares of Series B Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date. Any dividend payable on the Series B Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Commencing on February 15, 2024 and prior to February 15, 2025, the Company may redeem, at its option, the Series B Preferred Stock, in whole or in part, at a cash redemption price of $25.75 per share, plus all accrued and unpaid dividends to, but not including, the redemption date. On or after February 15, 2025 and prior to February 15, 2026, the Company may redeem, at its option, the Series B Preferred Stock, in whole or in part, at a cash redemption price of $25.50 per share, plus all accrued and unpaid dividends to, but not including, the redemption date. On or after February 15, 2026 and prior to February 15, 2027, the Company may redeem, at its option, the Series B Preferred Stock, in whole or in part, at a cash redemption price of $25.25 per share, plus all accrued and unpaid dividends to, but not including, the redemption date. On or after February 15, 2027, the Company may redeem, at its option, the Series B Preferred Stock, in whole or in part, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date.

Upon the occurrence of a Change of Control (as defined in the Series B Certificate of Designations), the Company may, at its option, redeem the Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. If the Company does not elect to redeem shares of Series B Preferred Stock upon a Change of Control, holders of Series B Preferred Stock may, upon written notice to the Company, exchange some or all of the shares of Series B Preferred Stock held by such holder into a number of shares of the Company’s common stock per share of Series B Preferred Stock equal to the quotient obtained by dividing (1) the sum of the $25.00 per share liquidation preference plus the amount of any accumulated and unpaid dividends by (2) the Common Stock Price (as defined in the Series B Certificate of Designations) for such Change of Control.

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The Series B Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into any of the Company’s securities.

If the Company liquidates, dissolves or winds up, holders of the Series B Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of the Company’s common stock.

The Series B Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, (1) senior to all classes or series of the Company’s common stock and to all other equity securities issued by the Company other than equity securities referred to in clauses (2) and (3); (2) on a parity with the Series A Preferred Stock and all equity securities issued by the Company with terms specifically providing that those equity securities rank on a parity with the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up; (3) junior to all equity securities issued by the Company with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up; and (4) effectively junior to all of the Company’s existing and future indebtedness (including indebtedness convertible into the Company’s common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) the Company’s existing subsidiaries and any future subsidiaries.

Holders of the Series B Preferred Stock will generally have no voting rights. However, if the Company does not pay dividends on the Series B Preferred Stock for eighteen or more monthly dividend periods (whether or not consecutive), then the holders of the Series B Preferred Stock (voting separately as a class with the holders of all other classes or series of the Company’s preferred stock it may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on the Company’s board of directors until the Company pays, or declares and sets aside funds for the payment of, all dividends that the Company owes on the Series B Preferred Stock, subject to certain limitations. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock (voting together as a class with all other series of parity preferred stock the Company may issue upon which like voting rights have been conferred and are exercisable) is required at any time for the Company to authorize or issue any class or series of the Company’s capital stock ranking senior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of the Company’s certificate of incorporation so as to materially and adversely affect any rights of Series B Preferred Stock or to take certain other actions.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations, a copy of which is included as Exhibit 3.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On January 28, 2022, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated January 28, 2022 by and between the Company and B. Riley Securities, Inc. as representative of several underwriters named therein.
3.1	Seventh Amendment to Amended and Restated Certificate of Designations, Preferences and Rights of 11% Series A Cumulative Redeemable Perpetual Preferred Stock.
3.2	Certificate of Designations, Preferences and Rights of 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock.
99.1	Press Release dated January 28, 2022 by CareCloud, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CareCloud, Inc.

Date:	January 31, 2022	By:	/s/ A. Hadi Chaudhry
A. Hadi Chaudhry
Chief Executive Officer

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